Exhibit 99.1

NOTICE OF FULL REDEMPTION

CCF HOLDINGS, LLC

10.750% Senior PIK Notes due 2052 (the “Notes”)

CUSIP No. 12509JAA7

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE BENEFICIAL OWNERS OF THE SUBJECT NOTES.  ALL DEPOSITORIES, CUSTODIANS, AND OTHER SUCH INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RETRANSMITTAL TO SUCH BENEFICIAL OWNERS IN A TIMELY MANNER.

NOTICE IS HEREBY GIVEN TO THE HOLDERS of the above-referenced Notes

Pursuant to Sections 3.03 and 3.07 of that certain Indenture (the “Indenture”), dated as of December 12, 2018 between CCF Holdings, LLC, a Delaware limited liability company (the “Issuer”), and American Stock Transfer & Trust Co., as trustee (the “Trustee”), relating to the above-referenced Notes, and subject to the occurrence of a Bondholder NewCo Option Event, the Issuer has elected to redeem on March 22, 2021 or on or after such later date upon which a Bondholder NewCo Option Event shall have occurred (such date, the “Redemption Date”), $351,664,097 aggregate principal amount of the outstanding Notes in exchange for the issuance of 0.239304 Class A Common Units in respect of each $1.00 principal amount of outstanding Notes (the “Redemption Consideration”). The Company believes that a Bondholder NewCo Option Event will occur on the Redemption Date. However, such Bondholder NewCo Option Event is subject to entry into a definitive understanding with the counterparty thereto. If a Bondholder NewCo Option Event does not occur the Notes will not be redeemed. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Indenture.

Subject to the occurrence of a Bondholder Newco Option Event on the Redemption Date, Holders of the Notes will be issued the Redemption Consideration on the Redemption Date upon presentation and surrender of their Notes for redemption at the address indicated below. Unless further notice is given prior to the Redemption Date, holders may assume that a Bondholder NewCo Option Event has happened on the Redemption Date. Notes called for redemption must be so surrendered in order to collect the Redemption Price. The address for delivery of the Notes is as follows:

:
Registered & Certified Mail Regular Mail or Courier or In Person by Hand Only:
American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 Attn: Corporate Trust
Telephone: (718) 921-8200

Subject to the occurrence of a Bondholder Newco Option Event on the Redemption Date, on the Redemption Date, the Redemption Consideration will become due and payable on Notes called for redemption and shall be payable on the Redemption Date and, unless the Issuer shall default in the issuance of the Redemption Consideration, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date. The aggregate principal amount of Notes hereby called for redemption represents all outstanding Notes. Therefore, the Trustee will not select particular Notes to be redeemed and no Notes will be redeemed in part only. No representation is made as to the correctness of any CUSIP number either as printed on the Notes or as contained in this Notice of Redemption and the Holder should rely only on the other identification numbers printed on the Notes.

*The CUSIP number has been assigned to this issue by organizations not affiliated with the Issuer or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Issuer nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the notes or as indicated in this Notice of Redemption.

* * * * *

CCF HOLDINGS, LLC

Dated: March 5, 2021